Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

On February 12, 2026 (the “Closing Date”), Alkermes plc (“Alkermes” or the “Company”) completed the previously announced acquisition (“Acquisition”) of Avadel Pharmaceuticals plc (“Avadel”). In connection with the closing of the Acquisition, the Company also entered into a credit agreement (see Note 1) to fund the Acquisition (the Acquisition and entry into the credit agreement collectively, the “Transactions”). The unaudited pro forma condensed combined statement of operations and unaudited pro forma condensed combined balance sheet (collectively, the “unaudited pro forma condensed combined financial information”) give effect to the Transactions, as described further in Note 1 below, and were prepared in accordance with the requirements of Article 11 of Regulation S-X.

The unaudited pro forma condensed combined financial information gives effect to the accounting for the Transactions, including the pro forma adjustments intended to illustrate the estimated effects of the Acquisition (the “Transaction Accounting Adjustments - Acquisition”) and accounting adjustments for the incurrence of debt by the Company to fund the Acquisition (the “Transaction Accounting Adjustments - Financing”, and together with the Transaction Accounting Adjustments - Acquisition, the “Adjustments”). The unaudited pro forma condensed combined balance sheet as of December 31, 2025 combines the historical balance sheets of the Company and Avadel and is presented as if the Transactions had been consummated on December 31, 2025. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 is presented as if the Transactions had been consummated on January 1, 2025.

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X using accounting policies in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). The unaudited pro forma condensed combined financial information (1) was prepared using the acquisition method of accounting pursuant to Accounting Standards Codification 805, Business Combinations (“Topic 805”), with the Company being the accounting acquirer, and (2) has been adjusted to give pro forma effect to the Company and Avadel’s historical consolidated financial statements to account for the Transactions.

In accordance with Topic 805, the Company used its best estimates and assumptions to assign fair values to the tangible and identifiable intangible assets acquired and liabilities assumed, and to the related income tax impacts as of the Closing Date. The estimated excess of the purchase price over the fair value of identifiable assets acquired and liabilities assumed was allocated to goodwill. The estimated fair values of the assets acquired and liabilities assumed are considered preliminary and are based on the information that was available as of the Closing Date. Actual future results of the combined company may differ significantly from the pro forma amounts presented here due to various factors, including differences between the preliminary purchase price allocation and the final allocation, future business performance, integration efforts, and market conditions. In the opinion of the Company’s management, the unaudited pro forma condensed combined financial information includes all material adjustments necessary to be in accordance with Article 11 of Regulation S-X. The Company intends to finalize the acquisition accounting as soon as practicable within the required measurement period, but in no event later than the date that is one year following the Closing Date.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only. Such information is not necessarily indicative of the operating results or financial position that would have been achieved if the Transactions had been consummated on the dates indicated, or that the combined company may achieve in future periods. Further, the unaudited pro forma condensed combined financial information does not reflect any revenue and operating synergies or cost savings that may result from the Acquisition.

The unaudited pro forma condensed combined financial information as of and for the year ended December 31, 2025 is derived from:

•
The historical audited consolidated financial statements and accompanying notes of Alkermes as of and for the year ended December 31, 2025 included in its Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC on February 25, 2026; and
•
The historical audited consolidated financial statements and accompanying notes of Avadel as of and for the year ended December 31, 2025, filed herewith as Exhibit 99.1.

All terms defined in this Exhibit 99.2 are used solely for the purposes of Exhibit 99.2 and do not apply to any other section of the Form 8-K/A of which this exhibit forms a part.

Alkermes plc
Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2025

	Historical Alkermes (As Reported)	Historical Avadel (As Adjusted)	Transaction Accounting Adjustments - Acquisition		Transaction Accounting Adjustments - Financing		Pro Forma Combined
(In thousands)		(Note 3)	(Note 5)		(Note 7)
ASSETS
Current Assets:
Cash and cash equivalents	$388,570	$165,363	$(1,468,001)	(a)	$1,508,392	(a)	$462,607
	—	—	(9,661)	(b)	—		—
	—	—	(34,850)	(c)	—		—
	—	—	(18,409)	(d)	—		—
	—	—	(8,550)	(e)	—		—
	—	—	(60,247)	(f)	—		—
Restricted cash	731,206	—	(731,206)	(a)	—		—
Investments—short-term	199,645	—	—		—		199,645
Receivables, net	334,025	49,826	—		—		383,851
Inventory	196,625	25,185	122,139	(g)	—		343,949
Prepaid expenses and other current assets	79,090	17,865	(11,014)	(k)	(5,508)	(a)	80,433
Total Current Assets	1,929,161	258,239	(2,219,799)		1,502,884		1,470,485
Property, plant and equipment, net	221,722	824	—		—		222,546
Investments—long-term	145	—	—		—		145
Right-of-use assets	77,209	2,362	(66)	(h)	—		79,505
Intangible assets, net	890	—	1,794,900	(i)	—		1,795,790
Goodwill	82,952	16,836	429,619	(j)	—		529,407
Deferred tax assets	125,815	—	6,512	(k)	—		132,327
Other assets	49,099	6,808	—		—		55,907
Total Assets	$2,486,993	$285,069	$11,166		$1,502,884		$4,286,112
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$289,565	$52,798	$(9,661)	(b)	$—		$321,113
	—	—	(3,039)	(f)	—		—
	—	—	(8,550)	(e)	—		—
Accrued sales discounts, allowances and reserves	247,126	22,423	—		—		269,549
Current portion of long-term debt	—	—	—		16,915	(a)	16,915
Operating lease liabilities—short-term	6,746	757	(33)	(h)	—		7,470
Total Current Liabilities	543,437	75,978	(21,283)		16,915		615,047
Long-term debt	—	—	—		1,491,477	(a)	1,491,477
Operating lease liabilities—long-term	63,253	1,615	(43)	(h)	—		64,825
Royalty financing obligation	—	34,091	(34,091)	(f)	—		—
Contingent consideration	—	—	107,713	(a)	—		107,713
Deferred tax liabilities	—	—	183,380	(k)	—		183,380
Other long-term liabilities	61,008	2,134	1,781	(d)	—		64,923
Total Liabilities	667,698	113,818	237,457		1,508,392		2,527,365
Commitments and Contingent Liabilities
Shareholders’ Equity
Ordinary shares	1,810	981	(981)	(l)	—		1,810
Treasury shares	(450,287)	—	—		—		(450,287)
Additional paid-in capital	3,004,666	923,584	(923,584)	(l)	—		3,004,666
Accumulated other comprehensive loss	(2,100)	(23,657)	23,657	(l)	—		(2,100)
Accumulated deficit	(734,794)	(729,657)	752,774	(l)	(5,508)	(a)	(795,342)
	—	—	(23,117)	(f)	—		—
	—	—	(34,850)	(c)	—		—
	—	—	(20,190)	(d)	—		—
Total Shareholders’ Equity	1,819,295	171,251	(226,291)		(5,508)		1,758,747
Total Liabilities and Shareholders’ Equity	$2,486,993	$285,069	$11,166		$1,502,884		$4,286,112

See accompanying notes to the unaudited pro forma condensed combined financial information.

Alkermes plc
Unaudited Pro Forma Condensed Combined Statement of Operations
Year Ended December 31, 2025

	Historical Alkermes (As Reported)	Historical Avadel (As Adjusted)	Transaction Accounting Adjustments - Acquisition		Transaction Accounting Adjustments - Financing		Pro Forma Combined
(In thousands, except per share data)		(Note 3)	(Note 6)		(Note 8)
Revenues
Product sales, net	$1,184,643	$279,139	$—		$—		$1,463,782
Manufacturing and royalty revenues	291,256	—			—		291,256
Total revenues	1,475,899	279,139	—		—		1,755,038
Expenses
Cost of goods manufactured and sold (exclusive of amortization of acquired intangible assets shown below)	196,457	15,820	119,495	(a)	—		331,732
	—	—	(40)	(b)	—		—
Research and development	323,964	42,017	6,510	(c)	—		372,491
Selling, general and administrative	701,522	208,435	12	(b)	—		958,499
	—	—	34,850	(d)	—		—
	—	—	13,680	(c)	—		—
Amortization of acquired intangible assets	—	—	91,755	(e)	—		91,755
Gain on litigation settlement, net of contingent legal fees	—	(57,343)	—		—		(57,343)
Total expenses	1,221,943	208,929	266,262		—		1,697,134
Operating Income	253,956	70,210	(266,262)		—		57,904
Other Income, Net
Interest income	45,304	3,012	—		—		48,316
Interest expense	(12,277)	(9,310)	9,310	(f)	(89,669)	(a)	(101,946)
Other income (expense), net	4,467	(1,135)	—		—		3,332
Total other income (expense), net	37,494	(7,433)	9,310		(89,669)		(50,298)
Income Before Income Taxes	291,450	62,777	(256,952)		(89,669)		7,606
Income tax provision (benefit)	49,786	(1,894)	(40,669)	(g)	(13,420)	(b)	(6,197)
Net Income (Loss)	$241,664	$64,671	$(216,283)		$(76,249)		$13,803

Earnings per Ordinary Share:							(Note 9)
Basic	$1.47						$0.08	(a)
Diluted	$1.43						$0.08	(a)

Weighted Average Number of Ordinary Shares Outstanding:
Basic	164,703						164,703	(a)
Diluted	168,743						168,743	(a)

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – Description of the Transactions

In October 2025, the Company and Avadel entered into a definitive transaction agreement, subsequently amended in November 2025 (the “Transaction Agreement”), pursuant to which the Company agreed to acquire the entire issued and to be issued ordinary share capital of Avadel for consideration of (i) $21.00 per ordinary share of Avadel, nominal value $0.01 per share (each, an “Avadel Share”), payable in cash at closing (the “Cash Consideration”), and (ii) a non-transferable contingent value right (each, a “CVR”) entitling holders of Avadel Shares to a potential additional cash payment of $1.50 per Avadel Share, contingent upon achievement of a certain specified milestone prior to a specified milestone expiration date. On the Closing Date, the Company successfully completed the Acquisition, adding both LUMRYZ® to its portfolio of proprietary commercial products and a commercial organization with experience in narcolepsy.

The maximum amount payable with respect to the CVRs is $165.7 million (based on 98,300,495 outstanding Avadel Shares as of the Closing Date and 12,190,084 Avadel Shares underlying Avadel equity awards that were accelerated and settled by the Company on the Closing Date in connection with the Acquisition).

There can be no assurance that any payments will be made with respect to the CVRs. In connection with the CVRs, the Company recorded a contingent consideration liability of $107.7 million as of the Closing Date to reflect the estimated fair value of the contingent consideration attributable to consideration transferred (see note 5(a) below).

On the Closing Date, in connection with the Acquisition, the Company also entered into a credit agreement (the “Credit Agreement”), by and among the Company, as the TopCo Borrower, Alkermes, Inc., as the U.S. Borrower, Alkermes Finance LLC, as the U.S. Co‑Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, Joint Lead Arranger and Joint Bookrunner, BofA Securities, Inc., as Joint Lead Arranger and Joint Bookrunner, and the lenders party thereto. The Credit Agreement provides for (i) a senior secured term loan A facility in an aggregate principal amount of up to $750.0 million (the “TLA Facility”) and (ii) a senior secured term loan B facility in an aggregate principal amount of up to $775.0 million (the “TLB Facility” and, together with the TLA Facility, the “Facilities”). On the Closing Date, the Company borrowed the full $1.525 billion available under the Facilities.

Borrowings under the TLA Facility will bear interest at an annual rate of, at the Company’s option, either (i) the Term SOFR Rate plus a Secured Net Leverage Ratio-based margin, which will initially be 2.75% per annum or (ii) the Alternate Base Rate (“Term SOFR Rate,” “Secured Net Leverage Ratio” and “Alternate Base Rate” each as defined in the Credit Agreement) plus a Secured Net Leverage Ratio-based margin, which will initially be 1.75% per annum. Borrowings under the TLB Facility will bear interest at an annual rate of, at the Company’s option, either (i) the Term SOFR Rate plus a margin of 2.75% per annum or (ii) the Alternate Base Rate plus a margin of 1.75% per annum. The Company agreed to pay certain fees and expenses in connection with the Facilities, as set forth in the Credit Agreement and certain related fee letters. A copy of the Credit Agreement was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 12, 2026.

As previously disclosed, prior to the execution of the Credit Agreement, on November 18, 2025, the Company had entered into an amended and restated bridge term loan credit agreement by and among the Company, as the TopCo Borrower, Alkermes, Inc., as the U.S. Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, Sole Lead Arranger and Sole Bookrunner, and the lenders party thereto (the “Bridge Credit Agreement”), which provided for a senior secured bridge term loan facility in an aggregate amount of up to approximately $1.5 billion to fund the Acquisition (“the Bridge Credit Facility”). The Bridge Credit Agreement was terminated on the Closing Date, as the commitments under the Credit Agreement, together with the Company’s cash on hand, were sufficient to fund the Acquisition.

Additionally, on the Closing Date, pursuant to the Transaction Agreement, Avadel’s equity awards were treated as follows:

(i)
each option to purchase Avadel Shares granted under any Avadel equity incentive plan, program or arrangement under which equity awards were outstanding (the “Avadel Share Plans”) (each, an “Avadel Option”) having an exercise price less than the Cash Consideration (each such option, an “Avadel Cash-Out Option”) that was outstanding immediately prior to the Effective Time (“Effective Time” as defined in the Transaction Agreement), whether or not vested, was cancelled and converted into the right to receive (without interest), in consideration of the cancellation of such Avadel Cash-Out Option, (A) an amount in cash (less applicable tax and any other mandatory withholdings) equal to the product of (x) the total number of Avadel Shares subject to such Avadel Cash-Out Option immediately prior to the Effective Time multiplied by (y) the excess of the Cash Consideration over the applicable exercise price per Avadel Share under such Avadel Cash-Out Option, and (B) one (1) CVR for each Avadel Share subject to such Avadel Cash-Out Option immediately prior to the Effective Time (without regard to vesting);
(ii)
each Avadel Option that is not an Avadel Cash-Out Option and any Avadel Option with an exercise price equal to or greater than the Cash Consideration that was outstanding immediately prior to the Effective Time, whether or not vested, was cancelled for no consideration;
(iii)
each award of restricted share units representing the right to receive one or more Avadel Shares or the cash value thereof upon vesting and settlement whether granted pursuant to the Company Share Plans or otherwise (each, an “Avadel RSU Award”) that was outstanding was cancelled and, in exchange therefor, the holder of such cancelled Avadel RSU Award was entitled to receive (without interest), in consideration of the cancellation of such Avadel RSU Award, (A) an amount in cash (less applicable tax or any other mandatory withholdings) equal to the product of (x) the total number of Avadel Shares subject to such Avadel RSU Award (A) an amount in cash (less applicable tax or any other mandatory withholdings) equal to the product of (x) the total number of Avadel Shares subject to such Avadel RSU Award immediately prior to the Effective Time multiplied by (y) the Cash Consideration and (B) one (1) CVR for each Avadel Share subject to such Avadel RSU Award immediately prior to the Effective Time (without regard to vesting); and
(iv)
each award of Avadel Shares subject to vesting restrictions or forfeiture back to Avadel (each, an “Avadel Restricted Stock Award”), whether granted pursuant to the Avadel Share Plans or otherwise that was outstanding immediately prior to the Effective Time vested in full as of immediately prior to the Effective Time and was treated in the same manner as all other Avadel Shares.

These equity-related settlements are reflected in the unaudited pro forma condensed combined financial information as consideration transferred attributable to pre-combination services and post-combination expense attributable to post-combination services.

Note 2 – Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined balance sheet is presented as if the Transactions had been consummated on December 31, 2025, and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025, gives effect to the Transactions as if they had been consummated on January 1, 2025. The Acquisition has been accounted for as a Business Combination under Topic 805. Upon completion of the Acquisition, the Company controlled Avadel, and accordingly, was determined to be the accounting acquirer.

The Adjustments are based on preliminary estimates and currently available information and on assumptions that Alkermes management believes are reasonable under the circumstances. These notes to the unaudited pro forma condensed combined financial information describe how such Adjustments were derived and are presented in the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations. Certain reclassifications have been made to the historical presentation of Avadel’s financial statements in order to conform to the financial statement presentation of the Company. These reclassifications are discussed further in Note 3 below. There have been no other material accounting policy differences identified between those of the Company and those of Avadel during the periods presented.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of Alkermes and Avadel would have been had the Transactions been consummated on January 1, 2025 for presentation in the unaudited pro forma condensed combined statement of operations, or December 31, 2025 for presentation in the unaudited pro forma condensed combined balance sheet, nor are they necessarily indicative of future consolidated results of operations of the Company. The unaudited pro forma condensed combined statement of operations does not include management adjustments to reflect the costs of any integration activities, nor any synergies or benefits that may result from realization of any anticipated revenue growth or operational efficiencies expected to result from the Acquisition.

Note 3 – Reclassification Adjustments

During the preparation of the unaudited pro forma condensed combined financial information, the Company reviewed available information related to the accounting policy and financial statement presentation. As a result of that review, certain balances were reclassified from the Avadel financial statements so that their presentation would be consistent with that of the Company’s financial statements. Further, as a result of such review, the Company did not identify any other material accounting policy differences between the accounting policies of the companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.

The following table presents Avadel’s adjusted unaudited balance sheet as of December 31, 2025, to conform with that of Alkermes (in thousands):

Avadel’s Financial Statement Line Item	Alkermes’ Financial Statement Line Item	Historical Avadel (As Reported)	Reclassification Adjustments	Notes	Avadel’s Adjusted Balance Sheet as of December 31, 2025

ASSETS
Current Assets:
Cash and cash equivalents	Cash and cash equivalents	$165,363	$—		$165,363
Accounts receivables, net	Receivables, net	49,826	—		49,826
Inventories	Inventory	25,185	—		25,185
Prepaid expenses and other current assets	Prepaid expenses and other current assets	17,865	—		17,865
Total Current Assets		258,239	—		258,239
Property and equipment, net	Property, plant and equipment, net	824	—		824
Operating lease right-of-use assets	Right-of-use assets	2,362	—		2,362
Goodwill	Goodwill	16,836	—		16,836
Other non-current assets	Other assets	6,808	—		6,808
Total Assets		$285,069	$—		$285,069

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current portion of operating lease liability	Operating lease liabilities—short-term	$757	$—		757
Accounts payable	Accounts payable and accrued expenses	8,014	44,784	(a)	52,798
	Accrued sales discounts, allowances and reserves	—	22,423	(b)	22,423
Accrued expenses		55,032	(55,032)	(a)(b)	—
Other current liabilities		12,175	(12,175)	(a)	—
Total Current Liabilities		75,978	—		75,978
Long-term operating lease liability	Operating lease liabilities—long-term	1,615	—		1,615
Royalty financing obligation		34,091	—		34,091
Other non-current liabilities	Other long-term liabilities	2,134	—		2,134
Total Liabilities		113,818	—		113,818

Shareholders’ Equity
Ordinary shares	Ordinary shares	981	—		981
Additional paid-in capital	Additional paid-in capital	923,584	—		923,584
Accumulated other comprehensive loss	Accumulated other comprehensive loss	(23,657)	—		(23,657)
Accumulated deficit	Accumulated deficit	(729,657)	—		(729,657)
Total Shareholders’ Equity		171,251	—		171,251
Total Liabilities and Shareholders’ Equity		$285,069	$—		$285,069

(a) Represents a reclassification of “Accrued expenses” and “Other current liabilities” to “Accounts payable and accrued expenses” to conform to Alkermes’ financial statement line item.
(b)
Represents a reclassification of reserves for variable consideration within “Accrued expenses” to “Accrued sales discounts, allowances and reserves” to conform to Alkermes’ financial statement line item.

The following table presents Avadel’s adjusted unaudited statement of operations for the year ended December 31, 2025, to conform with that of Alkermes (in thousands):

Avadel’s Financial Statement Line Item	Alkermes’ Financial Statement Line Item	Historical Avadel (As Reported)	Reclassification Adjustments	Notes	Avadel’s Adjusted Statement of Operations for the Year Ended December 31, 2025

Net product revenue	Product sales, net	$279,139	$—		$279,139
Cost of products sold		15,820	(15,820)	(a)	—
Operating expenses:
	Cost of goods manufactured and sold (exclusive of amortization of acquired intangible assets shown below)	—	15,820	(a)	15,820
Research and development expenses	Research and development	42,017	—		42,017
Selling, general and administrative expenses	Selling, general and administrative	208,435	—		208,435
Gain on litigation settlement, net of contingent legal fees		(57,343)	—		(57,343)
Total Operating Expense		193,109	15,820		208,929
Operating Income		70,210	—		70,210
Investment and other income, net		1,877	(1,877)	(b)	—
	Interest income	—	3,012	(b)	3,012
Interest expense	Interest expense	(9,310)	—		(9,310)
	Other income (expense), net	—	(1,135)	(b)	(1,135)
Income Before Income Taxes		62,777	—		62,777
Income tax benefit	Income tax benefit	(1,894)	—		(1,894)
Net Income	Net Income	$64,671	$—		$64,671

(a)
Represents a reclassification of “Cost of products sold” in the gross profit section to “Cost of goods manufactured and sold (exclusive of amortization of acquired intangible assets shown below)” in the operating expense section to conform to Alkermes’ financial statement line item.

(b) Represents a reclassification of “Investment and other income, net” to “Interest income” and “Other income” to conform to Alkermes’ financial statement line items.

Note 4 – Preliminary Purchase Price Allocation and Related Adjustments

The Company expects to finalize its purchase price allocation within one year of the Closing Date. In addition, the Company continues to analyze and assess relevant information necessary to determine, recognize and record the purchase price, including the fair value of the contingent consideration and the fair values of the assets acquired and liabilities assumed in the following areas: identifiable intangible assets, inventories, lease assets and liabilities, tax assets and liabilities, and certain existing or potential reserves, such as those for legal or contract-related matters. The activities the Company is currently undertaking include but are not limited to the following: review of acquired contracts and other contract-related and legal matters, and review and evaluation of accounting policies, tax positions, and other tax-related matters. The Company is using a third-party valuation firm to assist management in determining the fair value of the contingent consideration and acquired tangible and identifiable intangible assets. Accordingly, the preliminary recognition and measurement of assets acquired and liabilities assumed as of the Closing Date and the resulting measurement effects on goodwill are subject to change.

In conjunction with the Acquisition, the Company is obligated to pay a CVR of $1.50 per Avadel Share, subject to and conditioned upon the achievement of a certain specified milestone, resulting in an undiscounted maximum CVR payout of $165.7 million based on diluted Avadel Shares outstanding as of the Closing Date. The total fair value of the CVRs was $109.5 million, which was determined using an income approach and a Probability-Weighted Discounted Cash Flow Model (“DCF”) based on: a 75% probability of success; a 0.88 discount factor reflecting an assumed 2028 milestone achievement date; and a discount rate aligned with a BB- corporate credit index. In accordance with Topic 805, the portion of the CVR payment attributable to consideration transferred was recorded at a fair value of $107.7 million. A fair value of $1.8 million was ascribed to the portion of the CVR that was attributable to post-combination expense as described in Note 6(c) below.

The following preliminary purchase price allocation table presents the Company’s preliminary estimates of the fair values of the assets acquired and liabilities assumed:

(In thousands)	Purchase Price Allocation - Pro Forma	Notes
Acquired assets:
Cash and cash equivalents	$96,566	(a)
Receivables	49,826
Inventory	147,324
Prepaid expenses and other current assets	6,851
Property, plant and equipment	824
Right-of-use assets	2,296
Intangible assets	1,794,900
Deferred tax assets	6,512
Other assets	6,808
Total fair value of assets acquired	2,111,907
Assumed liabilities
Accounts payable and accrued expenses	$41,209	(a)
Accrued sales discounts, allowances and reserves	22,423
Operating lease liabilities—short-term	724
Operating lease liabilities—long-term	1,572
Deferred tax liabilities	183,380
Other long-term liabilities	2,134
Total fair value of liabilities assumed	251,442
Total identifiable net assets	1,860,465
Goodwill	446,455
Fair value of consideration	$2,306,920

Cash consideration paid for Avadel’s ordinary shares	$2,064,310	(b)
Cash consideration for settlement of share-based compensation awards	134,897	(c)
Total estimate of cash consideration paid	2,199,207
Fair value of contingent consideration	107,713	(d)
Total preliminary estimate of fair value consideration	$2,306,920	(e)

(a)
Amounts reflect the repayment of Avadel’s non-recurring transaction-related expenses and extinguishment of Avadel’s royalty financing obligation accrued as of December 31, 2025, as further described in Note 5(e) and Note 5(f).

(b) Represents the payment of $21.00 per Avadel ordinary share outstanding as of February 12, 2026, as described in Note 1 above.
(c)
Represents the cash payments made to settle (i) Avadel employees’ fully vested equity awards and (ii) Avadel employees’ equity awards that were accelerated pursuant to the Transaction Agreement and attributed to pre-combination services, as described in Note 1 above.

(d)
Represents the estimated fair value of the CVR contingent consideration liability issued at the Closing Date, as described in Note 1 above, that is attributable to the purchase price (see Note 5(a) below). This amount excludes the portion of the CVRs issued to Avadel employees for settlement of share-based compensation awards that is attributed to post-combination compensation expense. Refer to Note 6(c) for further discussion of the pro forma adjustments for post-combination share-based compensation expense.

(e) Refer to Note 5(a) for more details.

Note 5 – Transaction Accounting Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma adjustments are based on the Company’s preliminary estimates and assumptions, which are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined balance sheet:

(a)
Reflects the recognition of total purchase consideration of $2,306.9 million, which includes (i) $2,064.3 million paid for the purchase of the Avadel Shares outstanding as of the Closing Date, (ii) $128.8 million paid for the settlement of fully vested share-based compensation awards and unvested share-based compensation awards accelerated in connection with the Acquisition for which the requisite service conditions have been satisfied, (iii) $6.1 million paid for the settlement of fully vested share-based compensation awards for which the performance conditions were satisfied, and (iv) a liability for CVR contingent consideration of $107.7 million as described in Note 4 above. This included restricted cash of $731.2 million held in escrow to finance the Transaction that was released to fund the purchase consideration. Total purchase consideration is summarized as follows:

(In thousands)	Amount
Cash consideration paid for Avadel’s ordinary shares	$2,064,310
Cash consideration paid for settlement of fully vested and unvested share-based compensation awards for which the requisite service conditions have been satisfied	128,778
Cash consideration paid for settlement of fully vested share-based compensation awards for which the requisite performance conditions have been satisfied	6,119
Total cash consideration paid (inclusive of restricted cash)	2,199,207
Fair value of CVR contingent consideration	107,713
Total purchase consideration	$2,306,920

(b)
Represents a decrease in cash and cash equivalents, and in accounts payable and accrued expenses, of $9.7 million related to the payment of non-recurring transaction-related expenses that were accrued by the Company as of December 31, 2025. These expenses include advisory, legal and accounting fees.
(c)
Represents the estimated incremental non-recurring transaction-related expenses of $34.9 million incurred by the Company directly associated with the Acquisition, including advisory, legal and accounting fees. The adjustment reflects a decrease in cash and cash equivalents and a corresponding increase in accumulated deficit since such costs will be expensed by the Company as incurred, as reflected in Note 6(d).
(d)
Represents a decrease in cash and cash equivalents of $18.4 million related to the payment made at the Closing Date for the acceleration of equity awards attributable to post-combination service. In addition, this adjustment reflects the recognition of $1.8 million as a contingent liability related to the potential CVR payment to certain former Avadel employees, recorded as a liability as of December 31, 2025, as it is both probable and reasonably estimable. The total amount of $20.2 million has been reflected as a increase to accumulated deficit as of December 31, 2025. Refer to Note 6(c) below for the corresponding adjustment related to share-based compensation expense in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025.
(e)
Represents a decrease in cash and cash equivalents, and in accounts payable and accrued expenses, of $8.6 million related to the payment by Avadel on the Closing Date of non-recurring transaction expenses that were accrued by Avadel as of December 31, 2025. The costs include advisory, legal and accounting fees. This adjustment does not give effect to approximately $77.7 million of additional non-recurring transaction expenses incurred by Avadel prior to the Closing Date that had not been accrued as of December 31, 2025.
(f)
Represents Avadel’s cash payment of $60.2 million to extinguish Avadel’s royalty finance obligation at the Closing Date. Pursuant to the terms of the royalty finance obligation agreement, full repayment of the royalty finance obligation became accelerated as a result of the Acquisition. The adjustment reflects a pre-combination transaction to decrease the $37.1 million royalty financing obligation recognized as of December 31, 2025, of which $34.1 million was included within royalty finance obligation and $3.0 million was recorded within accounts payable and accrued expenses, as well as the resulting $23.1 million loss on extinguishment reflected as an increase to Avadel’s historical accumulated deficit.

(g)
Represents an increase of $122.1 million in Avadel’s historical inventory to reflect the estimated fair value as of the Closing Date. The fair value of inventory was estimated based on category, with raw materials measured at replacement cost, work-in-process based on cost incurred and percent completion, and finished goods based on expected selling price less selling costs and a market-participant profit allowance. Refer to Note 6(a) below for the corresponding adjustment related to the pro forma recognition of cost of goods manufactured and sold associated with the step-up in inventory value based on historical inventory turnover during the applicable pro forma period.
(h)
Reflects an adjustment to recognize a $66 thousand reduction to the right-of-use (“ROU”) asset, a $33 thousand reduction to operating lease liabilities–short-term, and a $43 thousand reduction to operating lease liabilities–long-term related to the acquired lease agreements. Lease liabilities were remeasured using the Company’s incremental borrowing rate as of the Closing Date, with a corresponding ROU asset recorded.
(i)
Represents an increase of $1,794.9 million related to the identifiable intangible assets acquired by the Company to reflect their estimated fair value as of the Closing Date. The amortization expense related to these assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statement of operations, as further described in Note 6(e) below.

Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information are summarized in the table below:

(In thousands)	Carrying Amounts as of December 31, 2025	Fair Value	Pro Forma Adjustment
LUMRYZ	$—	$1,768,600	$1,768,600
Valiloxybate	—	26,300	26,300
Total identifiable intangible assets and pro forma adjustment	$—	$1,794,900	$1,794,900

The fair value of LUMRYZ is estimated based on a multi-period excess earnings method which calculates the present value of the estimated revenues and net cash flows derived from LUMRYZ. The fair value of valiloxybate is based on the market approach. Given the proximity to the Effective Date of a license agreement entered into by Avadel related to valiloxybate and the lack of suitable market comparables, the valuation was prepared utilizing a cost approach consisting of the upfront payment under the licensing agreement, together with additional development costs and milestone payments incurred by Avadel through December 31, 2025 in respect of valiloxybate.

(j)
Represents a net adjustment to record the goodwill resulting from the Acquisition. All the goodwill recorded is nondeductible for income tax purposes. The adjustment is provided in the table below (in thousands):

(In thousands)	Amount
Fair value of purchase consideration transferred	$2,306,920
Less: Fair value of net assets acquired	(1,860,465)
Goodwill resulting from the Acquisition	$446,455
Less: Historical goodwill of Avadel	(16,836)
Pro forma adjustment	$429,619

(k)
Prepaid expenses and other current assets have been adjusted to remove prepaid tax on the historical intercompany sale of inventory. The deferred tax assets and liabilities have been adjusted to reflect the estimated deferred tax impact of the acquired assets, liabilities and other items including acquired net operating losses. The deferred tax impact has been calculated based on the statutory tax rates in effect in the U.S. and Ireland, the preliminary fair values of the assets and liabilities including the allocation of those assets between legal entities, and the expectation that the Company will generate sufficient taxable income in the future to realize the acquired tax attributes. The accounting for the opening balance sheet deferred income taxes is preliminary. The estimates may differ from amounts the Company will calculate after completing a detailed analysis, and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial information.
(l)
Reflects the elimination of Avadel historical equity balances as of December 31, 2025 and effects of Avadel’s pre-combination loss on extinguishment as described above in Note 5(f).

Note 6 – Transaction Accounting Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations

The pro forma adjustments are based on the Company’s preliminary estimates and assumptions, which are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined statement of operations:

(a)
Reflects an increase to cost of goods manufactured and sold of $119.5 million for the amortization of the fair value step-up to inventory recognized as part of the acquisition accounting. As described in Note 5(g), the Company recorded a fair value step‑up to inventory as of the Closing Date, which is expected to be recognized as an increase to cost of goods manufactured and sold as the related inventory is produced and sold. This adjustment reflects the incremental expense associated with the fair value step-up based on historical inventory turnover and production cycles, which was approximated to be 9.78 months on a blended basis and has a range between 7 and 15 months.

(b)
Reflects a decrease of $40 thousand to cost of goods manufactured and sold and an increase of $12 thousand to selling, general and administrative expense, resulting from the remeasurement of Avadel’s leases based on the present value of lease payments as of December 31, 2025, including impacts of utilizing the Company’s incremental borrowing rate as of the Closing Date.

(c)
Reflects an increase of $20.2 million in share-based compensation expense for the year ended December 31, 2025 related to awards that were accelerated and settled by the Company on the Closing Date, consisting of $6.5 million in research and development expense and $13.7 million in selling, general and administrative expense. Of this total amount, $18.4 million relates to awards that were fully accelerated and settled at the Closing Date and represents non-recurring expense that is not anticipated to affect the unaudited pro forma condensed combined statement of operations beyond twelve months after the Closing Date. The remaining $1.8 million relates to the fair value of the potential CVR payment to certain former Avadel employees, which is treated as post-combination compensation expense as the achievement of the associated milestone is considered probable. The ultimate achievement of the CVR milestone, which may occur beyond twelve months after the Closing Date, may result in additional compensation expense in future periods. An income tax benefit of $2.3 million related to the total share-based compensation expense of $20.2 million is also reflected in the unaudited pro forma condensed combined statement of operations as a non-recurring adjustment to net income.

(d)
Reflects estimated incremental non-recurring transaction-related expenses of $34.9 million incurred by the Company directly associated with the Acquisition, including legal, advisory, accounting and regulatory fees, that are not yet reflected in the historical financial statements. This amount has been reflected as an increase in selling, general, and administrative expense for the year ended December 31, 2025. These non-recurring expenses are not anticipated to affect the unaudited pro forma condensed combined statement of operations beyond twelve months after the Closing Date. The related income tax provision of $0.4 million is also reflected in the unaudited pro forma condensed combined statement of operations as a non-recurring adjustment to net income.

(e)
Represents the incremental amortization expense associated with the preliminary fair value of the acquisition-related definite-lived intangible asset for the year ended December 31, 2025, as described in Note 5(i) above. Valiloxybate is classified as an indefinite-lived in-process research and development (“IPR&D”) intangible asset and, accordingly, is not subject to amortization.

The adjustment for the incremental amortization of the definite-lived identifiable intangible asset, calculated using the percentage of excess earnings over the economic consumption method, is as follows:

(In thousands)	Estimated Useful Life (Years)	Estimated Fair Value	Amortization Expense for the Year Ended December 31, 2025
LUMRYZ	14	$1,768,600	$91,755
Pro forma adjustment for incremental amortization expense		$1,768,600	$91,755

These preliminary estimates of fair value and estimated useful lives may differ from final amounts the Company will calculate after completing a detailed valuation analysis, and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial information. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in annual amortization expense of approximately $9.1 million for the year ended December 31, 2025 under the economic consumption model.

(f)
Reflects the reversal of historical imputed interest expense on Avadel’s royalty financing obligation that was fully paid in conjunction with the Acquisition.

(g)
Represents the income tax benefit of the transaction accounting adjustments using the statutory tax rates in effect in the U.S. and Ireland for the year ended December 31, 2025. As the transaction accounting adjustments contained in this unaudited pro forma condensed combined financial information is based on estimates, the actual effective tax rate will likely vary from the effective rate in periods subsequent to the Acquisition. Adjustments to established deferred tax assets and liabilities, as well as the recognition of additional deferred tax assets and liabilities upon detailed analysis of the acquired assets and assumed liabilities, may occur in conjunction with the finalization of the purchase accounting, and these items could be material.

Note 7 – Transaction Accounting Adjustments – Financing to the Unaudited Pro Forma Condensed Combined Balance Sheet

(a)
Reflects adjustments related to the Facilities used to fund the Acquisition as outlined below:

(In thousands)	Amount
Cash received from issuance of Facilities	$1,525,000
Cash paid for deferred financing costs related to Facilities	(16,608)
Total adjustments to cash and cash equivalents	$1,508,392

Removal of deferred financing costs related to the Bridge Credit Facility	$(5,508)
Total adjustments to prepaid expenses and other current assets and accumulated deficit	$(5,508)

Issuance of Facilities, current portion	$19,875
Deferred financing costs related to current portion of Facilities	(2,960)
Total adjustments to long-term debt, current portion	$16,915

Issuance of Facilities, long-term portion	$1,505,125
Deferred financing costs related to long-term portion of Facilities	(13,648)
Total adjustments to long-term debt	$1,491,477

Note 8 – Transaction Accounting Adjustments – Financing to Unaudited Pro Forma Condensed Combined Statement of Operations

(a)
Reflects adjustments related to the Facilities used to fund the Acquisition as outlined below:

Year Ended
(In thousands)	December 31, 2025
Removal of financing costs related to the Bridge Credit Facility	$(12,277)
Incremental interest expense related to Facilities	98,986
Incremental amortization expense for deferred financing costs related to Facilities	2,960
Total adjustment to interest expense	$89,669

A 1/8th of a percentage point increase or decrease in the benchmark rate would result in a change in interest expense of approximately $1.9 million for the year ended December 31, 2025.

(b)
Represents the income tax benefit of the transaction financing adjustments using the statutory tax rates in effect in the U.S. and Ireland for the year ended December 31, 2025. Because the transaction financing adjustments contained in this unaudited pro forma condensed combined financial information is based on estimates, the actual effective tax rate will likely vary from the effective rate in periods subsequent to the Transactions.

Note 9 – Pro Forma Earnings Per Share

(a)
Represents basic earnings per ordinary share, which is calculated based upon pro forma net income divided by the weighted average number of ordinary shares outstanding. For the calculation of diluted earnings per ordinary share, the Company utilizes the treasury stock method and adjusts the weighted average number of ordinary shares outstanding for the potential dilutive effect of outstanding ordinary share equivalents such as stock options and restricted stock unit awards. There were no pro forma effects to the weighted average number of ordinary shares outstanding as a result of the Transactions. The following table summarizes the computation of the unaudited pro forma basic and diluted earnings per share.

Year Ended
(In thousands, except per share amounts)	December 31, 2025
Pro forma net income	$13,803

Historical weighted average number of ordinary shares outstanding - basic	164,703
Issued upon assumed exercise of outstanding stock options	1,867
Dilutive effect of unvested restricted stock unit awards	2,173
Historical weighted average number of ordinary shares outstanding - diluted	168,743

Pro forma earnings per share - basic	$0.08
Pro forma earnings per share - diluted	$0.08

Anti-dilutive weighted average shares
Stock options	9,468
Restricted stock unit awards	2,243
Total	11,711